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                                                                      Exhibit 15






May 21, 1998



Public Service Company of New Mexico:

We are aware that Public Service Company of New Mexico has incorporated by reference in this registration statement its Form 10-Q for the quarter ended March 31, 1998, which includes our report dated April 28, 1998 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/  ARTHUR ANDERSEN LLP

ARTHUR ANDERSEN LLP